Exhibit 99.1
Bankruptcy Court Confirms Dana’s Plan of Reorganization,
Paves Way for Fundamentally Improved Company to Exit Chapter 11 in January
TOLEDO, Ohio — December 26, 2007 — Dana Corporation (OTCBB: DCNAQ) announced today that Judge Burton R. Lifland of the U.S. Bankruptcy Court for the Southern District of New York has signed an order confirming the company’s Plan of Reorganization. The action paves the way for Dana’s emergence from Chapter 11 reorganization, which it expects to occur in January 2008, after the closing of the company’s $2.0 billion exit financing facility and satisfaction of other customary closing conditions.
“This is a significant milestone for Dana and all of its constituents,” said Dana Chairman and CEO Mike Burns. “The approved plan provides a solid foundation for the new Dana. We now look forward to emerging as a focused, solvent company that is positioned to take advantage of its considerable strengths and compete successfully in its global markets.”
Dana entered Chapter 11 reorganization on March 3, 2006. During the ensuing 21 months, the company and its constituents identified, agreed upon, and won court approval for approximately $440 million to $475 million in annual cost savings and revenue improvement. These annual savings were derived primarily from enhancing its product profitability, optimizing its manufacturing footprint, reducing labor costs and benefit changes, eliminating ongoing obligations for retiree health and welfare costs, and achieving further reductions in administrative expenses.
“From the outset of this process, we said that fundamental — not incremental — change was critical to Dana’s future success,” Burns said. “I am pleased to say that we have achieved this goal due in large part to the enormous efforts of our resilient employees around the world and the talented team of advisers who have helped bring us to this point. Similarly, we are grateful for the support and partnership demonstrated by many other constituents involved in this very complex process, including our customers, suppliers, and members of the communities in which Dana people live and work.”
About Dana Corporation
Dana is a world leader in the supply of axles; driveshafts; and structural, sealing, and thermal-management products; as well as genuine service parts. The company’s customer base includes virtually every major vehicle and engine manufacturer in the global automotive, commercial vehicle, and off-highway markets, which collectively produce more than 70 million vehicles annually. Based in Toledo, Ohio, the company’s continuing operations employ approximately 35,000 people in 26 countries and reported 2006 sales of $8.5 billion, with more than half of this revenue derived from outside the United States. For more information, please visit: http://www.dana.com/.

Forward-Looking Statements
Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and projections are subject to uncertainties relating to the successful emergence of the company from bankruptcy and consummation of the financing transactions contemplated by its exit financing commitments, and a number of other risks, uncertainties and assumptions (including, but not limited to, the debtors’ operations and business environment, the effects of the debtors’ Chapter 11 reorganization and the conduct, outcome, and costs of the Chapter 11 cases), which are difficult to predict and which are, in many cases, beyond the debtors’ control. In light of these risks and uncertainties, the events and circumstances described in the forward-looking statements and projections in the news release may not occur and the debtors’ actual financial results could differ materially from those expressed or implied in such forward-looking statements and projections. Dana does not undertake to publicly update or revise any forward-looking statements or projections contained in the news release, whether as a result of new information, future events, or otherwise.
Media Contact
Chuck Hartlage:     (419) 535-4728
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